EXHIBIT 10.63
Execution Copy
     AMENDMENT NO. 1 TO THE MEMORANDUM OF AGREEMENT (hereinafter referred to as this “Amendment”) made in Montreal this 21st day of January, 2009.

BETWEEN:

ABITIBIBOWATER INC., herein represented by Jacques P. Vachon, its Senior Vice President, Corporate Affairs and Chief Legal Officer, duly authorized as he so declares;

(hereinafter referred to as the “Corporation”)

-and-

JOHN W. WEAVER, Executive, residing in the City of Amelia Island, Florida;

(hereinafter referred to as the “Executive”, and together with the Corporation, the “Parties”)
     WHEREAS, the Corporation and the Executive entered into that certain Memorandum of Agreement, dated as of July 29, 2008 (the “Agreement”); and
     WHEREAS, the Corporation and the Executive agree to amend the Agreement as set forth below.
     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES, INTENDING TO BE LEGALLY BOUND, COVENANT AND AGREE AS FOLLOWS:
     1. Preamble: The preamble to this Amendment shall constitute an integral part hereof and as such shall be binding upon the Parties.
     2. Definitions: For purposes of this Amendment, a “business day” means any day of the year, other than a Saturday, Sunday, or any day on which Canadian chartered banks are required or authorized to close in Montreal, Quebec, Canada. All other capitalized expressions used in this Amendment but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

     3. Amendments to Sections 5 (a) and (b) and Section 10: Sections 5(a) and (b) and Section 10 of the Agreement are hereby amended to reflect the following terms relating to the schedule of payment of all amounts due thereunder and certain other matters as specifically provided below:
     “The Corporation agrees to pay to the Executive the following:
     (a) An aggregate amount equal to US$17,540,000 (the “Principal Amount”), such Principal Amount to be paid by the Corporation as follows:
     (i) US$4,500,000 on January 23, 2009; provided, that a portion of such amount, sufficient after withholding of all applicable taxes, will be used by the Corporation to repay in full the Executive’s loan from the Corporation in the amount of CA$906,750;
     (ii) US$3,000,000 on each of April 30, 2009 and August 15, 2009;
     (iii) US$2,000,000 on each of September 15, 2009, October 15, 2009 and November 15, 2009; and
     (iv) The remaining balance of the Principal Amount, less the amounts paid by the Corporation pursuant to the preceding clauses (a)(i) through (a)(iii) of Section 3 of this Amendment, on December 15, 2009.
     The Corporation shall pay interest on the unpaid balance of the Principal Amount from January 5, 2009 until paid at the legal rate of interest plus the indemnity rate as provided in Article 1619 of the Civil Code of Quebec, in each case, determined under the laws of Quebec (as such rates may change from time to time). Interest shall be paid on the unpaid Principal Amount together with payment of each installment as specified in Section 3(a) of this Amendment commencing with the installment due on April 30, 2009 as specified in Section 3(a)(ii) of this Amendment and shall be calculated from and including the first day of each relevant period to but not including the date of payment. (For the avoidance of doubt, interest shall be calculated (i) from and including January 5, 2009 to but not including January 23, 2009 as to the entire Principal Amount; (ii) from and including January 23, 2009 as to the Principal Amount less the payment of US$4,500,000 made on that date to but not including April 30, 2009; and so on.)
     (b) If the Corporation fails to pay the Principal Amount due as set forth in Section 3(a) of this Amendment (together with interest as provided in Section 3(b) of this Amendment), the Executive shall have the right to demand acceleration of the Corporation’s obligation to make payment of the entire unpaid Principal Amount upon written notice to the Corporation, subject to the right of the Corporation to cure the default during the period of three (3) business days following receipt of such notice. If the Corporation defaults in the payment when due of the amounts set forth in Section 3(a) of this Amendment at the times when they are due and payable as well as during the aforesaid three (3) business day cure period, and if, following such notice and cure period, the Executive commences a lawsuit for collection of amounts he is owed hereunder, the Corporation shall reimburse the Executive’s reasonable fees and expenses of his counsel resulting therefrom. Interest as provided in Section 3(b) of this Amendment hereof shall continue to accrue during any period of time that the Corporation is in default of its obligations to make payment as provided in Section 3(a) of this Amendment.
     (c) The Corporation shall not be obligated to provide any lien, encumbrance, mortgage, pledge, letter of credit or other collateral security of any kind for its obligation to make payments as set forth in Sections 3(a), 3(b) and 3(c) of this Amendment. In the event of any lawsuit commenced by the Executive pursuant to Section 3(c) of this Amendment, the Corporation shall waive and relinquish any right to seek security for costs from the Executive as permitted under the Quebec Code of Civil Procedure.
     (d) All amounts to be paid by the Corporation to the Executive pursuant to this Agreement are payable for the account of the Executive at: Wachovia Bank, Fernandina Beach, FL, to an account number to be designated by the Executive.”
     4. Amendment to Section 8: Section 8 of the Agreement shall be amended and restated in its entirety to read as follows:
     “Repayment of Loans: The Parties acknowledge that the Executive is indebted to the Corporation in the amount of CA$ 906,750 pursuant to the letter agreement between Abitibi-Consolidated Inc. and the Executive dated September 10,1999, which amount shall be repaid pursuant to Section 3(a)(i) of this Amendment.”
     5. Currency of Payment: All amounts to be paid by the Corporation under this Amendment shall be paid in dollars in the lawful currency of the United States of America. References contained in this Amendment to US$ shall mean such United States dollars and references to CA$ shall mean dollars in the lawful currency of Canada.
     6. No Other Amendments. Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the Agreement shall continue in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each similar reference contained in the Agreement shall refer to the Agreement as amended hereby.
     7. Priority of this Amendment and the Agreement: This Amendment and the Agreement, together, supersede and take priority over the terms and conditions of all other agreements between the Executive and the Corporation and its Affiliates, including without limitation the Employment Agreements.
     8. Entire Agreement: This Amendment and the Agreement, together, constitute the entire agreement between the Parties pertaining to the subject matter hereof.
     9. Choice of Law: This Amendment shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the courts of the Province of Quebec shall be the sole and proper forum with respect to any suits brought with respect to this Amendment. The present Amendment has been drafted in English at the request of the Parties. La presente entente a ete redigee en anglais a la demande des parties.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon

Name: Jacques P. Vachon Title: Senior Vice President, Corporate Affairs and Chief Legal Officer

/s/ John W. Weaver

John W. Weaver
[Signature Page to Amendment]